Exhibit 10.11

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement executed on May 14, 2001 between Castletop Investments, L.P. (d/b/a Castletop Capital), a Texas limited partnership with a principal place of business located at 5000 Plaza on the Lake, Suite 170, Austin, Texas 78746 (“Purchaser”) and Bio-Reference Laboratories, Inc., a New Jersey corporation with a principal place of business located at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 (“BRLI”).

WITNESSETH:

WHEREAS, the Purchaser has provided BRLI’s management with valuable managerial advice and BRLI wishes to obtain the Purchaser’s services as a director in the future to provide managerial guidance and assistance on an on-going basis, and

WHEREAS, the Purchaser wishes to make a substantial equity investment in BRLI and is willing to serve as a member of BRLI’s board of directors on the terms and conditions herein set forth, and

WHEREAS, BRLI is willing to sell a substantial number of shares of its authorized but unissued common stock to the Purchaser at a discount from the current market price for the common stock in the over-the-counter market on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.             Sale and Purchase of the BRLI Shares of Common Stock

Based upon the representations and warranties herein contained and subject to the terms and conditions hereinafter set forth, the Purchaser shall purchase from BRLI and BRLI shall sell to the Purchaser, an aggregate 1,500,000 shares of BRLI’s authorized but unissued common stock (the “Shares”) at an aggregate purchase price of $1,500,000 (the “Purchase Price”) or $1.00 per Share.

2.             The Closing

(A)          The closing of such sale and purchase (the “Closing”) shall take place at the offices of BRLI at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 at 2:00 o’clock P.M. (local time) on Monday, May 14, 2001, or at such date and time thereafter as the parties hereto shall mutually agree, in a writing executed by BRLI on the one hand and by Purchaser on the other.

(B)           At the Closing, the Purchaser will deliver a certified or bank check or will wire funds payable to BRLI in New York Clearing House Funds, in the amount of the Purchase Price, to BRLI, in full payment for the Shares.

(C)           At the Closing, BRLI will deliver a stock certificate for the Shares, in the Purchaser’s name, to the Purchaser. The certificate will be registered in the name of the Purchaser but the Shares will not be registered under the Securities Act of 1933 (the “Securities Act”).

3.             Representations and Warranties of BRLI

BRLI hereby represents and warrants to the Purchaser that the following is true:

(A)          Organization, Good Standing and Qualification – BRLI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite power and authority to carry on its business as it is now being conducted. BRLI is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(B)           Corporate Power – BRLI will have at the Closing all requisite corporate power and authority (i) to execute and deliver this Stock Purchase Agreement and each other document executed in connection herewith, (ii) to sell and issue the Shares, and (iii) to carry out and perform its obligations under the terms of this Stock Purchase Agreement.

(C)           Filings – BRLI has filed with the Securities and Exchange Commission (the “SEC”) all documents (the “SEC Documents”) required to be filed with the SEC since November 1, 1999 pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). BRLI has made available to the Purchaser, true and complete copies of the SEC Documents that BRLI has been required to file and/or has filed with the SEC relating to the year ended October 31, 2000 and all periods thereafter. To the best of BRLI’s knowledge and belief, as of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and, to the best of BRLI’s knowledge and belief, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. BRLI qualifies under applicable law as a “Registrant” to use a Form S-3 Registration Statement to effect the registration of its securities with the SEC but does not meet the “transaction” requirements for a primary offering under Form S-3. To the best of BRLI’s knowledge and belief, the financial statements of BRLI, including the notes thereto, included in the SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the financial condition at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in BRLI’s accounting policies except as described in the notes to the Financial Statements. BRLI has no material obligation other than (i) those set forth in the Financial Statements and (ii) those not required to be set forth in the Financial Statements under generally accepted accounting principles.

(D)          No Material Adverse Change – Since January 31, 2001, there has not been any material adverse change in the results of operations, financial condition, assets, liabilities or business prospects of BRLI or, except as described in (E) of this Section 3, the recurrence of any event which, with the passage of time or otherwise, would result in a material adverse change in the financial condition, assets, liabilities or business prospects of BRLI (other than on account of matters which affect generally the economy or the industry in which BRLI is engaged).

(E)           Compliance with Other Instruments – At October 31, 2000, BRLI was in default under its principal Loan Agreement (the “Loan Agreement”) with PNC Bank (the “Bank”) due to BRLI’s failure to maintain a certain tangible net worth at fiscal year end as well as due to its advancing of loans to two wholly owned subsidiaries. The Bank waived these violations effective October 31, 2000 and the loan due date was extended to September 30, 2001. At January 31, 2001 and again at April 30, 2001, BRLI continued to be in default with respect to the prohibitions against loans to these two subsidiaries and notified the Bank which has taken no action with respect thereto at the date hereof. Except for the above defaults with respect to the prohibition against loans under the Loan Agreement, BRLI is not, to the best of its knowledge and belief, in default in the performance of any material obligation, agreement or condition contained in any note or other evidence of indebtedness or in any indenture or loan agreement which default would afford to any person the right to accelerate any material indebtedness or terminate any material right or agreement of BRLI. BRLI is not in violation of its Certificate of Incorporation, as amended, or its bylaws, nor, to the best of its knowledge and belief, is BRLI in default under any material contract (excluding the Loan Agreement) or license to which it is a party. Neither the sale of the Shares nor the execution and delivery of the Stock Purchase Agreement, nor the fulfillment of the terms herein set forth and the consummation of the transactions herein contemplated will (i) conflict with or constitute a breach of, default under or violation of BRLI’s Certificate of Incorporation, as amended, or bylaws; or to the best of BRLI’s knowledge and belief, (ii) conflict with or constitute a breach of, default under or violation of any material agreement, indenture or other material instrument or undertaking by which BRLI is bound or to which any of its properties are subject; (iii) constitute a violation of any law, administrative regulation or court decree binding upon BRLI; or (iv) result in the creation of or imposition of any material lien, charge or encumbrance upon any substantial portion of the property or assets of BRLI.

(F)           Capitalization – BRLI’s authorized capital stock consists of 18,333,333 shares of common stock, $.01 per value (“Common Stock”) and 1,666,667 shares of preferred stock, $.01 par value (“Preferred Stock”). At the time of the Closing, BRLI will have not more than 9,184,449 shares of Common Stock issued and outstanding or in the process of being issued (including 159,578 shares of Common Stock which, although outstanding, are being held in escrow for delivery to a third party vendor upon the completion by the vendor of the furnishing of services to BRLI) and not more than 604,078 shares of Preferred Stock (Series A Senior Preferred Stock) issued and outstanding, and convertible on a share for share basis into Common Stock. The Series A Senior Preferred Stock is owned by BRLI’s president and chief executive officer, Marc D. Grodman M.D., and his wife. In addition, at the time of the Closing, BRLI will have outstanding options and warrants (some contingent upon certain future conditions being fulfilled) exercisable to purchase not more than an aggregate 1,983,224 shares of Common Stock, and there will be no other outstanding subscriptions, options or warrants to purchase or contracts or other agreements or commitments to issue or any other rights entitling anyone to acquire, or outstanding securities convertible into shares of BRLI’s capital stock except for this Stock Purchase Agreement providing for the issuance of the Shares to the Purchaser.

(G)           Title to the Shares – Upon completion of the Closing described in Section 2 herein including the Purchaser’s payment of the Purchase Price to BRLI and BRLI’s delivery of a stock certificate for the Shares to the Purchaser, the Shares will be duly authorized, validly issued, fully-paid and non-assessable, and the Purchaser will be the record owner of the Shares on the transfer books and records of BRLI.

(H)          Litigation – Except for the pending review by BRLI’s Medicare carrier and the pending Right Body Foods litigation referred to in Section 4(E) herein, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations against BRLI pending or, to BRLIs knowledge, threatened, which (i) if determined adversely to BRLI, could be expected to result in a material adverse effect on the financial condition, assets, business prospects or results of operations of BRLI or (ii) seek to prevent the consummation of the transaction contemplated hereby.

(I)            Compliance with Laws – To the best of BRLI’s knowledge and belief, BRLI has complied with and is not in violation of any federal, state or local statute, law or regulation with respect to the conduct of its business or the ownership or operation of its business, assets or properties. Furthermore, BRLI has not received any notice of violation with respect to any such statute, law or regulation.

(J)            Offering – Subject in part to the truth and accuracy of the Purchaser’s representations set forth in Section 4 of this Stock Purchase Agreement, the offer, sale and issuance of the Shares as contemplated by this Stock Purchase Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and neither BRLI nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(K)          Effectiveness of Representations and Warranties at Closing – The representations and warranties of BRLI contained in this Stock Purchase Agreement will be true and correct on the date of the Closing as though then made and as though the date of the Closing was substituted for the date of this Stock Purchase Agreement throughout same, except as affected by the transactions expressly contemplated herein.

4.             Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to BRLI that the following is true:

(A)          Accredited Investor Acquiring for Investment – The Purchaser is an “accredited investor” as defined in Rule 501(a) of  Regulation D promulgated by the SEC under the Securities Act and as illustrated by the background of the Managing Director of its General Partner, is sophisticated in business and financial matters. The Purchaser is acquiring the Shares for its own account for investment, not for the interest of any other person and not with a view to or in connection with a sale or distribution, and it will not sell or otherwise transfer the Shares without registration under the Securities Act unless pursuant to an applicable exemption therefrom. The Purchaser has been advised that transfer stops will be placed against the Shares to insure compliance with the foregoing representation and warranty and that a restrictive legend will be placed on the stock certificate representing the Shares.

(B)           Partnership Power – The Purchaser will have at the Closing all requisite power and authority (i) to execute and deliver this Stock Purchase Agreement and each other document executed in connection herewith, (ii) to purchase the Shares, and (iii) to carry out and perform its obligations under the terms of this Stock Purchase Agreement.

(C)           Relationship to Other Investments – The Purchaser’s overall commitment to investments which are not readily marketable (including this investment in BRLI) is reasonable in relation to and is not disproportionate to its net worth and it has no present need for liquidity in this investment. The Purchaser understands that there is substantial risk in this investment in BRLI.

(D)          Access to Information – The Purchaser has received and has carefully reviewed copies of BRLI’s annual report on Form 10-K for the year ended October 31, 2000 and BRLI’s quarterly report on Form 10-Q for the quarter ended January 31, 2001. In addition, prior to making its decision to purchase the Shares, the Purchaser has had face to face meetings with members of BRLI’s management at BRLI’s executive offices and has asked questions and obtained responses concerning the business and financial condition of BRLI which are consistent with the information contained in the SEC Documents.

(E)           Awareness of Risk – The Purchaser is aware of the substantial risk to its investment hereunder as reflected herein and in the SEC Documents including but not limited to BRLI’s default under its Loan Agreement with the Bank, described in Section 3(E) above, pending reviews by BRLI’s Medicare carrier and pending litigation concerning BRLI’s acquisition of the business of Right Body Foods.

(F)           Directorship – Morton L. Topfer, the Managing Director of the General Partner of the Purchaser, will serve as a BRLI director upon his election as such, until the next annual meeting of BRLI’s stockholders, provided that he is so elected by BRLI’s directors within 30 days after the Closing. If so requested by the Purchaser, BRLI’s management will include Morton L. Topfer in its slate of directors at the next annual meeting of BRLI’s stockholders.

(G)           Timely Filings of Reports – The Purchaser has been advised that its purchase of the Shares, when completed, will result in it becoming a more than 5% beneficial owner of BRLI’s outstanding Common Stock. As a result, the Purchaser will be required pursuant to §13(d) under the Exchange Act to file a report on Schedule 13D with the SEC and with BRLI within ten days after the Closing. In addition, by virtue of the fact that the Shares will comprise more than 10% of BRLI’s outstanding Common Stock, the Purchaser  will also be required to file a Form 3 at the same time. The Purchaser agrees to file the Schedule 13D and the Form 3 on a timely basis.

(H)          Effectiveness of Representations and Warranties at Closing – The Purchaser’s representations and warranties contained in this Stock Purchase Agreement will be true and correct on the date of the Closing as though then made and as though the date of the Closing was substituted for the date of the Stock Purchase Agreement throughout same, except as affected by the transactions expressly contemplated herein.

5.         Registration Rights and Additional Agreements

(A)          Not more than twice during the period commencing one year after the Closing and expiring four years thereafter, the Purchaser shall have the right, exercisable by written notice to BRLI, to demand that BRLI file with the SEC, a registration statement under the Securities Act and such other documents, including a prospectus, as may be necessary in the opinion of BRLI’s securities counsel, in order to comply with the provisions of the Securities Act, so as to permit a public offering and sale of its Shares by the Purchaser for four consecutive months after the effective date thereof, as well as by any other holders (the “Holders”) of Shares which have not been publicly distributed and who notify BRLI to include such Shares in the registration statement within ten days after receiving notice from BRLI of the demand. BRLI shall not be required to file more than two such registration statements and the filing dates for such registration statements shall be at least twelve months apart.

(B)           BRLI shall use its best efforts to file a registration statement within 45 days of receipt of any demand therefor, shall use its best efforts to cause any filed registration statements to be declared effective at the earliest possible date, and shall furnish the Purchaser and each Holder desiring to sell Shares with a reasonable number of prospectuses.

(C)           BRLI shall pay all costs (excluding fees and expenses of the Purchaser’s and of each Holder(s)’ counsel and any underwriting or selling commissions or other charges of any broker-dealer acting on behalf of the Purchaser and the Holder(s)), fees and expenses with respect to any registration statement filed pursuant to this Section 5, including, without limitation, BRLI’s legal and accounting fees, printing expenses, and in not more than ten states, blue sky fees and expenses. In connection with qualifying the Shares for sale in any state (not to exceed ten in number), BRLI shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of such jurisdiction (unless BRLI is already so qualified or already subject to service in such jurisdiction and except as may be required by the Securities Act).

(D)          BRLI, the Purchaser and each selling Holder shall execute and deliver to each other, typical indemnification agreements with respect to claims arising under the federal securities laws based upon disclosures made or omitted in the said registration statements.

(E)           BRLI will file a Nasdaq Small Cap Market Notification Form to list the Shares at the end of its current fiscal year.

(F)           BRLI hereby agrees at the cost and expense of BRLI to:

(i)            Make and keep public information available concerning BRLI, as those terms are understood and defined in Rule 144 under the Securities Act.

(ii)           file with the SEC in a timely manner all reports and other documents required of BRLI under the Securities Act and the Exchange Act; and

(iii)          so long as the Purchaser owns any Shares, furnish to the Purchaser forthwith upon request (i) a written statement by BRLI as to its compliance with the reporting requirements under Rule 144 (and of the Securities Act and the Exchange Act), (ii) providing the proposed transfer would be exempt from registration under the Securities Act, an opinion of counsel addressed to BRLI’s transfer agent as may be required to effect the transfer of any and all Shares sold by the Purchaser, and (iii) such other information as may be reasonably requested in availing the Purchaser or any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration.

(G)           During the time that he is serving as a BRLI director, BRLI shall promptly reimburse Morton L. Topfer for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of BRLI (in addition to any other compensation or other benefits given to members of BRLI’s Board of Directors). BRLI shall within thirty (30) calendar days of the Closing apply to financially sound and reputable insurers to obtain directors and officers insurance covering the officers and directors of BRLI (including Morton L. Topfer), and will use its best efforts to obtain such coverage. BRLI will cause to be maintained the directors and officers insurance required by this subsection during any time period in which Morton L. Topfer serves on BRLI’s Board of Directors. Such policy shall not be cancelable by BRLI without prior approval of the Board of Directors.

6.             Conditions to BRLI’s Obligation to Close

The obligation of BRLI to consummate this Stock Purchase Agreement and complete the sale of the Shares shall be subject to each of the following conditions.

(A)          Each of the representations and warranties made by the Purchaser in Section 4 hereof shall be true and accurate as of the date when made and shall be deemed to be made again at and as of the time of the Closing hereunder and shall then be true and accurate in all respects.

(B)           No suit or action, investigation or inquiry by any administrative agency or governmental body, and no legal or administrative proceeding shall have been instituted or threatened which in any way questions the validity or legality of this Stock Purchase Agreement or the transactions contemplated hereby, at or prior to the Closing.

(C)           BRLI shall have received confirmation from The Nasdaq Stock Market, Inc. that the issue and sale of the Shares to the Purchaser does not require shareholder approval pursuant to the rules of The Nasdaq Stock Market.

(D)          Each and every one of the transactions required herein to occur at the Closing shall have been completed.

7.             Conditions to the Purchaser’s Obligation to Close

The obligation of the Purchaser to consummate this Stock Purchase Agreement and complete the purchase of the Shares shall be subject to each of the following conditions.

(A)          Each of the representations and warranties made by BRLI in Section 3 hereof shall be true and accurate as of the date when made and shall be deemed to be made again at and as of the time of the Closing hereunder and shall then be true and accurate in all respects.

(B)           No suit or action, investigation or inquiry by any administrative agency or governmental body, and no legal or administrative proceeding shall have been instituted or threatened which in any way questions the validity or legality of this Stock Purchase Agreement or the transactions contemplated hereby, at or prior to the Closing.

(C)           BRLI shall have received confirmation from The Nasdaq Stock Market, Inc. that the issue and sale of the Shares to the Purchaser does not require shareholder approval pursuant to the rules of The Nasdaq Stock Market.

(D)          BRLI shall have executed and delivered the Indemnification Agreement in substantially the form of Exhibit A attached hereto.

(E)           Each and every one of the transactions required herein to occur at the Closing shall have been completed.

8.             Survival of Representations and Warranties

Each statement of fact contained herein or in any statement, certificate, schedule or other document delivered by or on behalf of the Purchaser or by BRLI pursuant to this Stock Purchase Agreement or in connection with the transactions contemplated hereby, shall be deemed a representation and warranty of the Purchaser or BRLI hereunder, as the case may be. All covenants, agreements, representations and warranties made by the Purchaser or by BRLI under or in connection with this Stock Purchase Agreement shall survive the Closing and remain effective regardless of any investigation at any time by or on behalf of the Purchaser or BRLI with respect thereto.

9.             Miscellaneous

(A)          Each party hereto represents and warrants to the other party hereto that neither he nor it has incurred any obligation or liability contingent or otherwise, for brokerage or a finder’s fees or an agent’s commission or other like payment in connection with this Stock Purchase Agreement or the transactions contemplated hereby, and each party agrees to indemnify and hold the other party hereto harmless against and in respect of any such obligation or liability based in any way on agreements, arrangements or understandings claimed to have been made by such party with any third party.

(B)           This Stock Purchase Agreement constitutes the entire agreement between the parties hereto and supercedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof. No representation, promise, inducement or statement of fact has been made by the Purchaser or by BRLI which is not embodied in this Stock Purchase Agreement or in a written statement, certificate, schedule or other document delivered pursuant hereto or made express reference to herein, and neither the Purchaser nor BRLI shall be bound or liable for any alleged representation, promise, inducement or statement of fact not so set forth.

(C)           This Stock Purchase Agreement shall inure to the benefit of and be binding upon the Purchaser and BRLI and their respective successors and assigns.

(D)          All notices, requests, demands and other communications which are required or may be given under or in connection with this Stock Purchase Agreement shall be in writing and shall be deemed to have been duly given if mailed, certified or registered mail, postage prepaid:

(i)            if to the Purchaser addressed to it at 5000 Plaza on the Lake, Suite 170, Austin, Texas 78746 (with a copy (which shall not constitute notice) to John A. Menchaca, Esq., Jenkens & Gilchrist, a Professional Corporation, 2200 One American Center, 600 Congress Avenue, Austin, Texas 78701).

(ii)           if to BRLI, addressed to Marc Grodman, President, Bio-Reference Laboratories, Inc. 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 (with a copy (which shall not constitute notice) to Roger A. Tolins, Esq., Tolins & Lowenfels, A Professional Corporation, 747 Third Avenue, New York, NY 10017).

Such notices, requests, demands and other communications shall be deemed given three (3) days after date of deposit thereof with the United States mail in a postage prepaid envelope by certified or registered mail.

(E)           This Stock Purchase Agreement shall be construed and enforced in accordance with the laws of New Jersey without regard to the principle of the conflict of laws. The parties hereto agree that the exclusive venue for any action arising out of or relating to this Stock Purchase Agreement shall be the federal or state courts located in the State of New Jersey and each party hereby irrevocably submits and consents to the exclusive jurisdiction of such courts. In the event that any dispute among the parties to this Stock Purchase Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Stock Purchase Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, including all reasonable fees, costs and expenses of appeal.

(F)           The parties agree to take all such additional actions and to execute and deliver all such additional documents as shall be necessary in order to effectuate all of the foregoing.

(G)           This Stock Purchase Agreement shall not be modified or amended except by a writing duly executed by both of the parties hereto.

(H)          A facsimile, telecopy or other reproduction of this Stock Purchase Agreement may be executed by one or more parties hereto, and an executed copy of this Stock Purchase Agreement  may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement effective the date first hereinabove set forth.

Castletop Investments, L.P. (d/b/a Castletop Capital) a Texas limited partnership (the “Purchaser”)		Bio-Reference Laboratories, Inc. (“BRLI”)
		By	/s/Marc D. Grodman, President

By: Topfer Holdings I, Inc. a Texas corporation Its general partner

By	/s/ Morton L. Topfer, Managing Director

AGREED solely as to the provisions of Section 4(F)

/s/ Morton L. Topfer, Managing Director
(Individually)